Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233

DG® REPORTS RECORD FIRST QUARTER 2011 RESULTS

- First Quarter Revenues Increase 19% to $64.7 Million -

- First Quarter Adjusted EBITDA Rises 22% to $29.4 Million -

- First Quarter Diluted EPS Increases 41% to $0.45 per share -

Dallas, TX — May 5, 2011 — DG® (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today reported record first quarter 2011 financial results. Revenue for the three months ended March 31, 2011 increased 19% to $64.7 million compared to $54.2 million in the same period of 2010. First quarter Adjusted EBITDA increased 22% to $29.4 million compared to $24.1 million for the same period of 2010.

“I am pleased that the Company continues to successfully execute against its long range plan while producing stellar interim results,” said Scott Ginsburg, DG’s Chairman and CEO.  “Over the past few months the company has allocated its financial resources to digitize the Direct Response market, and took the first step in establishing a worldwide media services platform through the acquisition of MIJO in Canada.  A portion of the Company’s cash flow was used to repurchase $30 million of common stock, and the Board of Directors has authorized a new $50 million share buyback.  Finally, DG secured the lowest cost debt in the Company’s history through a $150 million senior revolving credit facility led by JP Morgan Chase and Bank of America Merrill Lynch, allowing us to take advantage of additional growth opportunities in future periods.

“We are pleased with our first quarter results, which reflect strength across all of our business units,” said Neil Nguyen, President of DG.  “The continued migration of advertising content delivery to HD once again positively impacted our financial performance, contributing to our record results for the quarter.”

First quarter highlights include:

•                  First quarter revenue from the Company’s Internet media service division, Unicast, increased 18% from the year earlier period.

•                  First quarter revenue from the delivery of HD advertising content increased 64% to $32.4 million from the year earlier period.

•                  First quarter GAAP net income was $12.7 million, or $0.45 per diluted share, compared to GAAP net income of $8.0 million, or $0.32 per diluted share in the same period of 2010.

•                  First quarter non-GAAP net income was $15.5 million, or $0.55 per diluted share, compared to non-GAAP net income of $10.4 million, or $0.41 per diluted share in the same period of 2010.

•                  As of March 31, 2011, the Company reported $82.7 million in cash. After giving effect to the MIJO acquisition on April 1, 2011, the adjusted cash balance was $41.8 million.

•                  The Company repurchased $16.6 million of its common stock to complete the $30 million buyback program established in August 2010

•                  The Company acquired the assets of MIJO Corporation on April 1, 2011 expanding its platform to the Canadian marketplace.

The terms “Adjusted EBITDA” and “non-GAAP net income” are defined below.

Separately, the Company announced it has secured a new $150 million revolving credit facility to fund future expansion strategic growth initiatives, along with general corporate purposes.  DG does not have any outstanding borrowings under the revolving credit facility. JP Morgan Chase and Bank of America Merrill Lynch served as co-lead arrangers. Lenders in the syndicate group included Wells Fargo Bank, N.A., US Bank, Comerica Bank and Fifth Third Bank.

First Quarter 2011 Financial Results Webcast

The Company’s first quarter conference call will be broadcast live on the Internet at 10:00 a.m. ET on Thursday, May 5, 2011.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s Web site at www.DGit.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation, Adjusted EBITDA, Non-GAAP Net Income Definitions

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial measures and require companies to explain why non-GAAP financial measures are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP financial measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in its financial and operational decision-making. There are limitations associated with reliance on these non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company defines “Adjusted EBITDA” as net income, before interest, taxes, depreciation and amortization, share-based compensation, restructuring / impairment charges and benefits, and gains and losses on derivative instruments. The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of the Company’s core operations, such as net interest expense, and gains and losses from derivative instruments, or do not require a cash outlay, such as share-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

The Company defines “non-GAAP net income” as net income before amortization of intangible assets, impairment charges and share-based compensation expense.  All amounts excluded from “non GAAP net income” are reported net of the tax benefit these expenses provide.

The Company considers non-GAAP net income to be another important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

Adjusted EBITDA and non-GAAP net income should be considered in addition to, not as a substitute for, the Company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial measures to the comparable GAAP measures.

Subsequent Acquisition

The Company completed its acquisition of MIJO Corporation (“MIJO”) on April 1, 2011.  Accordingly, the results of operations for MIJO have not been included in the Company’s results reported in the first quarter ended March 31, 2011.

About DG

DG FastChannel®, Inc. (now known as DG) provides innovative technology-based solutions to the advertising, broadcast and publishing industries.  The Company serves more than 5,000 advertisers and agencies through a media distribution network of more than 29,000 radio, television, print and Web publishing destinations throughout the United States, Canada and Europe. DG utilizes satellite and Internet transmission technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. Through its MIJO, Unicast, SourceEcreative, Treehouse, and Springbox operating units, DG extends its benchmark of excellence to a wide roster of services ranging from custom rich media solutions and interactive marketing to direct response marketing and global creative intelligence.  For more information, visit www.DGit.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  Such risks and uncertainties include the Company’s ability to integrate recent acquisitions and other risks relating to DG’s business which are set forth in the Company’s filings with the Securities and Exchange Commission.  DG assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

DG FastChannel, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Revenues	$64,725	$54,202
Cost of revenues	22,620	17,941
Sales and marketing	2,703	3,112
Research and development	2,672	2,115
General and administrative	7,326	6,905
Operating expenses, excluding depreciation and amortization and share-based compensation	35,321	30,073
Adjusted EBITDA	29,404	24,129
Depreciation and amortization	7,037	7,259
Share-based compensation	1,294	1,048
Operating income	21,073	15,822
Interest expense (income) and other, net	(59)	2,076
Income before income taxes	21,132	13,746
Provision for income taxes	8,453	5,704
Net income	$12,679	$8,042

Earnings per share:
Basic	$0.45	$0.33
Diluted	$0.45	$0.32

Weighted average shares outstanding:
Basic	27,794	24,349
Diluted	28,093	24,879

DG FastChannel, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Net Income and Adjusted EBITDA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Net income	$12,679	$8,042
Amortization of intangibles	3,484	3,021
Share-based compensation	1,294	1,048
Income tax effect of amortization of intangibles and share-based compensation	(1,911)	(1,689)
Non-GAAP net income	15,546	10,422

Interest expense (income) and other, net	(59)	2,076
Add back income tax effect of amortization of intangibles and share-based compensation	1,911	1,689
Provision for income taxes	8,453	5,704
Depreciation expense	3,553	4,238
Adjusted EBITDA	$29,404	$24,129

Non-GAAP earnings per share:
Basic	$0.56	$0.42
Diluted	$0.55	$0.41

Weighted average shares outstanding:
Basic	27,794	24,349
Diluted	28,093	24,879

Reconciliation of Diluted GAAP Earnings per Share to Diluted Non-GAAP Earnings per Share

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

GAAP earnings per share - diluted	$0.45	$0.32
Amortization of intangibles	0.12	0.12
Share-based compensation	0.05	0.04
Income tax effect of amortization of intangibles and share-based compensation	(0.07)	(0.07)
Non-GAAP earnings per share - diluted	$0.55	$0.41

DG FastChannel, Inc.

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$12,679	$8,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	3,553	4,238
Amortization of intangibles	3,484	3,021
Deferred income taxes	2,686	5,111
Provision for accounts receivable losses	527	929
Share-based compensation	1,294	1,048
Other	(19)	37
Changes in operating assets and liabilities:
Accounts receivable	7,557	1,018
Other assets	(1,025)	(730)
Accounts payable and other liabilities	(2,569)	(4,047)
Deferred revenue	291	271
Net cash provided by operating activities	28,458	18,938

Cash flows from investing activities:
Purchases of property and equipment	(1,420)	(2,226)
Capitalized costs of developing software	(1,368)	(1,349)
Proceeds from disposal of property and equipment	29	—
Net cash used in investing activities	(2,759)	(3,575)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	208	7,224
Purchase of treasury stock	(16,571)	—
Repayments of long-term debt and capital leases	(99)	(5,375)
Net cash provided by (used in) financing activities	(16,462)	1,849

Effect of exchange rate changes on cash and cash equivalents	85	(66)
Net increase in cash and cash equivalents	9,322	17,146
Cash and cash equivalents at beginning of period	73,409	33,870

Cash and cash equivalents at end of period	$82,731	$51,016

DG FastChannel, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)
Cash	$82,731	$73,409
Accounts receivable, net	56,015	64,099
Property and equipment, net	38,695	39,461
Goodwill	226,257	226,257
Deferred income taxes	12,043	14,729
Intangibles, net	94,613	98,096
Other	4,978	3,953
Total assets	$515,332	$520,004

Accounts payable and accrued liabilities	$15,039	$17,685
Deferred revenue	1,741	1,450
Other	3,945	3,957
Total liabilities	20,725	23,092
Total stockholders’ equity	494,607	496,912
Total liabilities and stockholders’ equity	$515,332	$520,004